UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010 (June 30, 2010)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

5307 W. Loop 289
Lubbock, Texas 79414
 (Address of principal executive offices) (Zip Code)

806-771-5212
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following changes were made to the employment and consulting agreements of Guy Nissenson, the President, CEO, director and major shareholder of Xfone, Inc. (the “Company”).

I.           Termination of Employment Agreement with Swiftnet Limited

As previously disclosed, Mr. Nissenson was party to a certain employment agreement with the Company’s wholly owned UK subsidiary, Swiftnet Limited (“Swiftnet”), effective January 1, 2007, pursuant to which Mr. Nissenson served as Director of Business Development of Swiftnet (the “Swiftnet Employment Agreement”).

Pursuant to the Swiftnet Employment Agreement, Mr. Nissenson was paid an annual salary of £48,000, payable in equal monthly payments of £4,000 each.

On June 30, 2010, Mr. Nissenson and Swiftnet agreed to terminate the Swiftnet Employment Agreement, effective as of April 1, 2010.

II.           New Employment Agreement with Xfone, Inc.

On June 30, 2010, pursuant to the recommendations of the Audit Committee of the Company, dated June 24, 2010, and the Compensation Committee of the Company, dated June 27, 2010, and the resolution of the Company's Board of Directors dated June 27, 2010, the Company and Mr. Nissenson entered into a new Employment Agreement (the “Xfone Employment Agreement”), pursuant to which Mr. Nissenson is employed by the Company as its President and CEO, effective as of April 1, 2010.  Pursuant to the Xfone Employment Agreement, Mr. Nissenson will be paid an annual gross salary of $78,000, payable in equal monthly payments of $6,500 each.  The initial employment period is from April 1, 2010 to March 31, 2015.  The term shall be extended automatically for additional periods of 3 years each.  Each party generally has the right to terminate the automatic extensions at any time for any reason, by providing 6 months advance written notice. However, as long as Mr. Nissenson controls, directly and/or indirectly, 15% or more of the voting rights of the Company’s common stock, in the event the Company elects to terminate the automatic extensions, Mr. Nissenson will be entitled to 12 months advance written notice from the Company. Notwithstanding the foregoing, Mr. Nissenson may terminate the Xfone Employment Agreement at any time for any reason by providing 8 months advance written notice to the Company.

Mr. Nissenson has undertaken to execute a letter of undertaking regarding confidentiality and non-competition provisions, and preservation of the Company’s intellectual property.  The Xfone Employment Agreement also contains provisions relating to conflicts of interest and loyalty, as well as other customary terms and conditions.

The foregoing summary of the Xfone Employment Agreement is qualified in its entirety by reference to the definitive agreement. A copy of a translation from Hebrew of the Xfone Employment Agreement is attached as Exhibit 10.142 to this Current Report on Form 8-K.

III.           Amendment to Consulting Agreement

As previously disclosed, the Company and Mr. Nissenson are parties to a certain consulting agreement effective January 1, 2007, pursuant to which Mr. Nissenson provides to the Company certain advisory, consulting and other services (the “Consulting Agreement’). The Consulting Agreement has an initial fixed term of 5 years, which commenced on January 1, 2007, and unless terminated as provided in the Consulting Agreement, is automatically renewable for additional terms of 3 years each. Pursuant to the Consulting Agreement, Mr. Nissenson is paid a monthly fee of £16,000, effective as of June 1, 2008.

On June 30, 2010, pursuant to the recommendations of the Audit Committee of the Company, dated June 24, 2010, and the Compensation Committee of the Company, dated June 27, 2010, and the resolution of the Company's Board of Directors dated June 27, 2010, the Company and Mr. Nissenson entered into the First Amendment to Consulting Agreement, effective as of April 1, 2010 (the “First Amendment”).  The First Amendment amends certain terms of the Consulting Agreement, including, but not limited to: (i) the monthly fee payable to Mr. Nissenson, which shall be $28,500 per month; and (ii) the initial fixed term of the Consulting Agreement, which has been amended to be 8 years from the commencement date of January 1, 2007, and unless terminated as provided in the Consulting Agreement, is automatically renewable for additional terms of 3 years each.

The foregoing summary of the First Amendment  is qualified in its entirety by reference to the definitive agreement, a copy of which is  attached as Exhibit 10.143 to this Current Report on Form 8-K.

Item 8.01                      Other Events

In addition, on June 30, 2010, Mr. Nissenson agreed to cancel 1,500,000 options which were granted to him by the Company’s Board of Directors on November 24, 2004, pursuant to the Company’s 2004 Stock Option Plan.

Item 9.01                      Financial Statements and Exhibits

(a)            Not applicable.
(b)            Not applicable.
(c)            Not applicable.
(d)            Exhibits

Exhibit No.	Description
10.142	Employment Agreement entered into on June 30, 2010 between Xfone, Inc. and Guy Nissenson [Free translation from Hebrew]
10.143	First Amendment to Consulting Agreement dated June 30, 2010 between Xfone, Inc. and Guy Nissenson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: June 30, 2010	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Director

INDEX TO EXHIBITS

Exhibit No.	Description
10.142	Employment Agreement entered into on June 30, 2010 between Xfone, Inc. and Guy Nissenson [Free translation from Hebrew]
10.143	First Amendment to Consulting Agreement dated June 30, 2010 between Xfone, Inc. and Guy Nissenson